Exhibit 99.1

Global Partner Acquisition Corp II Announces Redemption of Class A Ordinary Shares

New York, NY, Sept. 15, 2023 (GLOBE NEWSWIRE) -- Global Partner Acquisition Corp II, a Cayman Island exempted company (the “Company”) (Nasdaq: GPAC) and a special purpose acquisition company, today announced that its board of directors (the “Board”) has determined not to extend the date by which the Company must complete its initial business combination by an additional month. As such, the Company has determined to redeem all of its outstanding Class A ordinary shares, par value $0.0001 per share, previously issued to the public (the “Public Shares”), with such redemption anticipated to be effective on or about September 29, 2023, because the Company will not consummate an initial business combination within the time period required by its amended and restated memorandum and articles (the “Articles”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on January 11, 2023. The Company expects the last day of trading of its public shares, units and warrants to be on or about September 27, 2023.

On January 11, 2023, the Company held an extraordinary general meeting of shareholders of the Company (the “Extension Meeting”) to amend the Articles to extend the date (the “Termination Date”) by which the Company has to consummate a business combination from January 14, 2023 (the “Original Termination Date”) to April 14, 2023 (the “Articles Extension Date”) and to allow the Company, without another shareholder vote, to elect to extend the Termination Date to consummate a business combination on a monthly basis for up to nine times by an additional one month each time after the Articles Extension Date, by resolution of the Company’s Board if requested by Global Partner Sponsor II LLC, a Delaware limited liability company, and upon five days’ advance notice prior to the applicable Termination Date, until January 14, 2024, or a total of up to twelve months after the Original Termination Date, unless the closing of the Company’s initial business combination shall have occurred prior to such date (the “Extension Amendment Proposal”). The shareholders of the Company approved the Extension Amendment Proposal at the Extension Meeting. Subsequently, by resolution of the Board, five additional one-month extensions were made by the Company that extended the Termination Date to September 14, 2023, at which point the Board decided to not extend the Termination Date any further as it had determined the Company would not consummate an initial business combination within the time period required.

As per the Company’s Articles, by not consummating an initial business combination within the time period required, the Company will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Company’s trust account (the “Trust Account”), including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The per-share redemption price for the Public Shares will be approximately $10.84 (the “Redemption Amount”), based on the amount in the Trust Account as of September 15, 2023. In accordance with the terms of the related trust agreement, the Company expects to retain $100,000 of the interest from the Trust Account to pay dissolution expenses.

The Company anticipates that the last day of trading in the Public Shares will be on or about September 27, 2023. On or about September 27, 2023, the Public Shares will be suspended from trading, will be deemed cancelled and will represent only the right to receive the Redemption Amount.

The Redemption Amount will be payable to the holders of the Public Shares upon presentation of their respective share or unit certificates or other delivery of their shares or units to the Company’s transfer agent, Continental Stock Transfer & Trust Company. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the Redemption Amount.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants. The Company’s initial shareholder has waived its redemption rights with respect to the outstanding Class B ordinary shares par value $0.0001 per share, issued prior to the Company’s initial public offering. As of September 14, 2023, the Company ceased all operations except for those required to wind up the Company’s business.

The Company expects that The Nasdaq Stock Market LLC will file a Form 25 with the Commission to delist its securities. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

About Global Partner Acquisition Corp II

Global Partner Acquisition Corp II is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements, including, without limitation, the redemption of the Company’s Public Shares. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

info@gpac2.com